Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES FOURTH QUARTER FISCAL 2010 RESULTS

Mountain Grove, Missouri (October 13, 2010) – First Bancshares, Inc. (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced earnings for the fourth quarter and for its fiscal year ended June 30, 2010.

For the quarter ended June 30, 2010, the Company had a net loss of $1.6 million, or $(1.05) per share – diluted, compared to a net loss of $1.0 million, or $(0.66) per share – diluted for the comparable period in 2009.  The net loss for the year ended June 30, 2010 was $1.5 million, or $(0.96) per share – diluted, compared to a net loss of $4.0 million, or $(2.60) per share – diluted for the year ended June 30, 2009. The net losses for the quarter and year ended June 30, 2010 were attributable to decreases in net interest income and non-interest income, as well as the effect of providing a valuation allowance against deferred income tax assets. These decreases to net income were partially offset by decreases in non-interest expense for both the quarter and year ended June 30, 2010. The provision for loan losses increased for the 2010 quarter compared to the 2009 quarter, but decreased for fiscal 2010 compared to fiscal 2009.

During the quarter ended June 30, 2010, net interest income decreased by $53,000, or 3.3%, to just under $1.6 million from just over $1.6 million during the quarter ended June 30, 2009. This decrease was the result of a decrease in interest income of $523,000, or 18.7%, which was partially offset by a decrease in interest expense of $470,000, or 40.1%. The decrease in both interest income and interest expense was primarily the result of a significant decrease in market interest rates between the two periods.

Non-interest income decreased by $170,000, or 33.8%, to $333,000 during the 2010 quarter from $503,000 during the 2009 quarter. Service charges and other fee income decreased by $78,000, or 18.7%, gain on the sale of loans decreased by $186,000, or 93.7%, gain on the sale of real estate held decreased by $18,000, or 63.9%, income from Bank Owned Life Insurance (“BOLI”) decreased by $19,000, or 100.0%, and other non-interest income decreased by $22,000, or 53.4%. These decreases were partially offset by a decrease of $153,000, or 75.1%, in write downs on real estate held. Service charge income has been decreasing over the last couple of years as a result of accounts being managed  more carefully in the existing economic climate and also as a result of the restrictions on such charges, either enacted or proposed. The decrease in gain on the sale of loans is the result of the Savings Bank closing its loan production office in June 2009, and the decrease in income on BOLI was the result of the Savings Bank having liquidated the insurance policies.

During the quarter ended June 30, 2010, the provision for loan losses increased by $335,000, or 73.8%, to $789,000 from $454,000 during the quarter ended June 30, 2009. The allowance for loan losses was $2.5 million, or 2.28%, of gross loans at June 30, 2010 compared to $4.2 million, or 3.05% of gross loans at June 30, 2009. Total non-performing assets at June 30, 2010 were $7.9 million, representing an increase of $2.9 million from total non-performing assets of $5.0 million at June 30, 2009.

Non-interest expense decreased by $1.3 million, or 41.5%, to $1.9 million during the 2010 quarter from $3.2 million during the 2009 quarter. The decrease in non-interest expense was primarily the result of a $1.2 million prepayment penalty incurred during the 2009 quarter on the prepayment of $19.0 million of borrowed money. This penalty was not incurred in 2010. In addition, there were decreases of $233,000, or 21.3%, in compensation and benefits, and $39,000, or 10.3%, in occupancy expense during the 2010 quarter compared to the 2009 quarter. These decreases were partially offset by increases of $94,000, or 201.6%, in professional fees and $66,000, or 64.2%, in deposit insurance premiums during the 2010 quarter compared to the 2009 quarter. The decreases in compensation and employee benefits and occupancy and equipment expense were attributable to cost reduction measures, including the closing of the loan production office in June 2009, as well as other staff reductions and cost saving measures between periods.

During the year ended June 30, 2010, net interest income decreased by $412,000, or 6.0%, to $6.5 million from $6.9 million during the year ended June 30, 2009. This decrease was the result of a decrease in interest income of $2.6 million, or 20.9%, which was partially offset by a decrease in interest expense of $2.2 million, or 40.0%. During fiscal 2010, non-interest income decreased by $1.1 million, or 42.2%, to $1.6 million from $2.7 million during fiscal 2009. This decrease was primarily the result of a decrease of $397,000 in service charges and other fee income, a decrease of $136,000 in income from BOLI, a decrease of $487,000 in gain on the sale of loans and a decrease of $53,000, or 32.5%, in other non-operating income.  Additionally, during fiscal 2009 the Savings Bank recorded a gain on the sale of investments of $143,000.  There were no investments sold during fiscal 2010. These decreases were partially offset by an increase of $10,000 in gain on the sale of property, equipment and real estate owned and a decrease of $85,000 in write downs on real estate owned.

During the year ended June 30, 2010, the provision for loan losses decreased by $4.5 million, or 84.0%, to $852,000 from $5.3 million during the year ended June 30, 2009. During fiscal 2010, the Savings Bank’s allowance for loan losses decreased by $1.7 million to $2.5 million from $4.2 million at June 30, 2009. The decrease during fiscal 2010 was the result of net charge-offs of $2.7 million, which was partially offset by the $852,000 provision for loan losses and the transfer of a reserve of $150,000 against a letter of credit to the allowance for loan losses when the letter of credit was funded.

Non-interest expense decreased by $2.2 million, or 22.3%, during fiscal 2010 to $7.6 million from $9.8 million during fiscal 2009. The decrease in non-interest expense was primarily the result of a $1.2 million prepayment penalty incurred during the 2009 quarter on the prepayment of $19.0 million of borrowed money. This penalty was not incurred in 2010. In addition, there were decreases of $796,000, or 18.0%, in compensation and benefits and $252,000, or 15.5%, in occupancy expenses. These decreases were partially offset by increases of $347,000, or 135.6%, in deposit insurance premiums and $85,000, or 19.1% in professional fees. The decreases in compensation and benefits and in occupancy expense were the result of staff reductions and other cost cutting measures. The increase in deposit insurance premiums is attributable to an increase in rates, as discussed above.

Total consolidated assets at June 30, 2010 were $211.7 million, compared to $229.9 million at June 30, 2009, representing a decrease of $18.3 million, or 7.9%.  Stockholders’ equity at June 30, 2010 was $22.6 million, or 10.7% of assets, compared with $23.8 million, or 10.3% of assets, at June 30, 2009.  Book value per common share decreased to $14.68 at June 30, 2010 from $15.32 at June 30, 2009. The decrease in equity was primarily attributable to the net loss of $1.5 million for the year ended June 30, 2010. The decrease in equity was partially offset by a positive change of $322,000, net of income taxes, in the market value of available-for-sale securities.

Net loans receivable decreased $24.5 million, or 18.4%, to $108.7 million at June 30, 2010 from $133.2 million at June 30, 2009.  The decrease in loans receivable included decreases of $10.9 million, $5.2 million, $5.3 million, $3.0 million and $1.6 million, in single-family loans, commercial real estate loans, commercial business loans, land loans and consumer loans, including second mortgages, respectively. Customer deposits decreased $9.1 million, or 4.8%, to $180.1 million at June 30, 2010 from $189.2 million at June 30, 2009.

Non-performing assets increased by $2.9 million to $7.9 million at June 30, 2010 from $5.0 million at June 30, 2009. The increase between June 30, 2009 and June 30, 2010 was the result of increases in real estate owned of $3.2 million and in non-accruing loans of $903,000. These decreases were partially offset by a decrease of $288,000 in loans 90 days delinquent and still accruing, and $96,000 in repossessed assets. The increase in non-accruing loans was attributable to the addition of two large loans, which consist of a $1.2 million loan on a motel property located in Branson, Missouri and a $2.1 loan on an office building in downtown Springfield, Missouri. During fiscal 2010, a residential development loan of $1.4 million was transferred to real estate owned from non-accrual loans.

During the year ended June 30, 2010, the allowance for loan losses decreased $1.7 million to $2.4 million from $4.2 million as of June 30, 2009, and the ratio of the allowance to gross loans increased to 2.28% at June 30, 2010 from 3.05% at June 30, 2009.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s reports filed with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  Thomas M. Sutherland, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Operating Data:

Total interest income	$2,268	$2,791	$9,777	$12,366
Total interest expense	702	1,172	3,266	5,443
Net interest income	1,566	1,619	6,511	6,923
Provision for loan losses	789	454	852	5,314
Net interest income after provision
for loan losses	777	1,165	5,659	1,609
Non-interest income	333	503	1,535	2,657
Non-interest expense	1,889	3,231	7,637	9,833
Income (loss) before income tax	(624)	(1,563)	(443)	(5,568)
Income tax benefit	842	(530)	1,041	(1,532)
Net income (loss)	$(1,621)	$(1,033)	$(1,484)	$(4,036)
Net income (loss) per share-basic	$(1.05)	$(0.66)	$(0.96)	$(2.60)
Net income (loss) per share-diluted	$(1.05)	$(0.66)	$(0.96)	$(2.60)

	At June 30,
Financial Condition Data:	2010	2009

Total assets	$211,657	$229,915
Loans receivable, net	108,683	133,162
Non-performing assets	7,873	5,019

Cash and cash equivalents, including
interest-bearing deposits	20,183	26,218
Investment securities	69,539	53,536
Customer deposits	180,075	189,218
Borrowed funds	8,352	15,713
Stockholders' equity	22,611	23,764
Book value per share	$14.68	$15.32